Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports First Quarter 2025 Financial Results
•Total revenue of $706.0 million increased 18.3% over the prior year quarter
•Net income of $76.1 million increased 205.6% over the prior year quarter
•Diluted EPS increased to $0.34 for the quarter
•Adjusted net income of $88.1 million increased 188.9% over the prior year quarter
•Adjusted EBITDA of $191.6 million increased 31.2% over the prior year quarter
•Adjusted diluted EPS increased to $0.39 for the quarter
•Reduced net debt leverage ratio to 2.0 times
•Delivered positive net cash provided by operating activities and free cash flow for the fourth consecutive quarter
•Raised 2025 outlook
CHANHASSEN, Minn. (May 8, 2025) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal first quarter ended March 31, 2025.
Bahram Akradi, Founder, Chairman and CEO, stated: “We continue to see increased member engagement, with visits and revenue per membership at new highs. The desirability of the Life Time brand is evident in our ongoing success in attracting and retaining increasingly higher quality memberships to our centers. We are also excited to leverage the strength of our brand as we expand our LTH nutritional products and enhance our digital offering, including our L.AI.C companion. Our balance sheet is strong, positioning us well to capitalize on the opportunities ahead.”
Financial Summary

	Three Months Ended
($ in millions, except for Average center revenue per center membership data)	March 31,
	2025	2024	Percent Change
Total revenue	$706.0	$596.7	18.3%
Center operations expenses	$371.0	$321.9	15.3%
Rent	$81.2	$72.3	12.3%
General, administrative and marketing expenses (1)	$57.8	$48.9	18.2%
Net income	$76.1	$24.9	205.6%
Adjusted net income	$88.1	$30.5	188.9%
Adjusted EBITDA	$191.6	$146.0	31.2%
Comparable center revenue (2)	12.9%	11.1%
Center memberships, end of period	826,374	802,010	3.0%
Average center revenue per center membership	$844	$745	13.3%
(1)    The three months ended March 31, 2025 and 2024 included non-cash share-based compensation expense of $10.3 million and $7.1 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
First Quarter 2025 Information
•Revenue increased 18.3% to $706.0 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings.
•Center memberships increased by 24,364, or 3.0%, when compared to March 31, 2024, and increased by 14,312 from the fourth quarter 2024, to 826,374. We continue to experience higher visits per membership, resulting in many clubs with total daily visits at or near optimal levels. To preserve our members’ in-center experience, we have focused on strategically growing memberships with an emphasis on revenue per membership.

•Total subscriptions, which include center memberships and our on-hold memberships, increased 3.1% to 879,751 as compared to March 31, 2024.
•Center operations expenses increased 15.3% to $371.0 million primarily due to operating costs related to our new and ramping centers as well as costs to support growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 18.2% to $57.8 million primarily due to the timing of share-based compensation and benefit-related expenses, increases in center support overhead to enhance and broaden our member services and experiences, information technology costs, and costs attributable to the secondary offering of common stock completed in February 2025.
•Net income increased 205.6% to $76.1 million primarily due to improved business performance and a $14.6 million tax benefit as a result of an excess tax deduction associated with stock option exercises.
•Adjusted net income increased 188.9% to $88.1 million and Adjusted EBITDA increased 31.2% to $191.6 million as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
New Center Openings
•We opened one new center during the first quarter of 2025.
•As of March 31, 2025, we operated a total of 180 centers.
•Over the next 90 days, we plan to start the remodel of three recently acquired properties, with completion expected over the next 6 to 18 months. These properties were part of an acquisition of existing health club and racquet locations completed in April 2025 for approximately $60 million, paid in cash and $40 million of our common stock.
Cash Flow Highlights
•Net cash provided by operating activities increased 103.4% to $183.9 million for the first quarter of 2025 due to improved business operations and timing of cash interest expense.
•We achieved positive free cash flow of $41.4 million for the first quarter of 2025.
•On May 6, 2025, we signed a letter of intent for the sale-leaseback of three properties for approximately $150 million in gross proceeds, which we expect to complete in the second quarter.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended
($ in millions)	March 31,
	2025	2024	Percent Change
Growth capital expenditures (1)	$93.5	$105.2	(11.1)%
Maintenance capital expenditures (2)	$29.4	$39.5	(25.6)%
Modernization and technology capital expenditures (3)	$19.6	$12.1	62.0%
Total capital expenditures	$142.5	$156.8	(9.1)%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 2.0x as of March 31, 2025, from 3.6x as of March 31, 2024.
•As of March 31, 2025, our total available liquidity was $678.2 million, which included availability on our $650.0 million revolving credit facility and cash and cash equivalents.
•Effective April 8, 2025, we entered into an interest rate swap agreement for our entire term loan facility notional amount of $997.5 million, which converted the variable interest rate of our term loan facility to a fixed interest rate of 3.409%, plus the applicable margin of 2.50% (subject to one ratings-based step down of 0.25%).

2025 Outlook
Full-Year 2025 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2025
	December 31, 2025	December 31, 2024	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	February 27, 2025)
Revenue	$2,940 – $2,980	$2,621.0	12.9%	$2,925 – $2,975
Net Income	$286 – $293	$156.2	85.3%	$277 – $284
Adjusted EBITDA	$792 – $808	$676.8	18.2%	$780 – $800
Rent	$337 – $347	$304.9	12.2%	$337 – $347
The Company is also reiterating or updating the following operational and financial guidance for full-year fiscal 2025:
•Open 10 to 12 new centers.
•Manage our net debt leverage ratio to remain at or below 2.00 times.
•Comparable center revenue growth of 8.5% to 9.5%, increased from our previous expectations of 7% to 8%.
•Adjusted EBITDA growth driven primarily by dues revenue growth and expanded operating leverage.
•Rent to include non-cash rent expense of $35 million to $38 million.
•Interest expense, net of interest income and capitalized interest, of approximately $80 million to $84 million, reflecting the positive impact of the interest rate swap agreement. Our previous expectations were $90 million to $94 million.
•Provision for income tax rate estimate of 23%, revised down from the previous estimate of 27% to reflect the tax benefit realized on stock option exercises in the first quarter.
•Cash income tax expense of $39 million to $41 million, which compares to our previous expectation of $58 million to $62 million and reflects the tax benefit discussed above.
•Depreciation and amortization expense of $286 million to $294 million, reflecting the impact of asset acquisitions and the timing of certain capital expenditure initiatives. The previous expectations were $265 million to $273 million.
Conference Call Details
A conference call to discuss our first quarter financial results is scheduled for today:
•Date: Thursday, May 8, 2025
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 1Q 2025 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through May 22, 2025:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 3137
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of 180 athletic country clubs across the United States and Canada, the complimentary, comprehensive Life Time app and nearly 30 of the most iconic athletic events in the country. The health and wellness pioneer uniquely serves people 90 days to 90+ years old through its healthy living, healthy aging, healthy entertainment communities and ecosystem, along with a range of healthy way of life programs and information, and highly trusted LTH nutritional supplements and products. Life Time was recently certified as a Great Place to Work®, reinforcing its commitment to fostering an exceptional workplace culture on behalf of its more than 43,000 dedicated team members.

Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2025, growth, business initiatives, cost efficiencies and margin expansion, capital expenditures and free cash flow, improvements to its balance sheet, net debt and leverage, interest expense, consumer demand, industry and economic trends, tax rates and expense, rent expense, expected number and timing of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption

“Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Center revenue	$685,654	$580,485
Other revenue	20,387	16,232
Total revenue	706,041	596,717
Operating expenses:
Center operations	370,987	321,900
Rent	81,165	72,282
General, administrative and marketing	57,847	48,853
Depreciation and amortization	70,919	65,903
Other operating expense	17,453	15,722
Total operating expenses	598,371	524,660
Income from operations	107,670	72,057
Other (expense) income:
Interest expense, net of interest income	(25,107)	(37,403)
Equity in (loss) earnings of affiliates	(16)	177
Total other expense	(25,123)	(37,226)
Income before income taxes	82,547	34,831
Provision for income taxes	6,405	9,914
Net income	$76,142	$24,917

Income per common share:
Basic	$0.36	$0.13
Diluted	$0.34	$0.12
Weighted-average common shares outstanding:
Basic	211,958	197,498
Diluted	223,619	202,756

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$59,001	$10,879
Restricted cash and cash equivalents	18,470	16,999
Accounts receivable, net	24,672	25,087
Center operating supplies and inventories	62,484	60,266
Prepaid expenses and other current assets	57,991	52,826
Income tax receivable	1,190	4,918
Total current assets	223,808	170,975
Property and equipment, net	3,257,203	3,193,671
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,347,941	2,313,311
Intangible assets, net	171,520	171,643
Other assets	77,253	67,578
Total assets	$7,313,084	$7,152,537
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,148	$87,810
Construction accounts payable	95,310	101,551
Deferred revenue	63,005	58,252
Accrued expenses and other current liabilities	184,270	179,444
Current maturities of debt	22,732	22,584
Current maturities of operating lease liabilities	73,136	70,462
Total current liabilities	522,601	520,103
Long-term debt, net of current portion	1,498,106	1,513,157
Operating lease liabilities, net of current portion	2,418,758	2,381,094
Deferred income taxes, net	86,431	85,255
Other liabilities	52,717	42,578
Total liabilities	4,578,613	4,542,187
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 217,899 and 207,495 shares issued and outstanding, respectively	2,179	2,075
Additional paid-in capital	3,089,455	3,041,645
Accumulated deficit	(344,431)	(420,573)
Accumulated other comprehensive loss	(12,732)	(12,797)
Total stockholders’ equity	2,734,471	2,610,350
Total liabilities and stockholders’ equity	$7,313,084	$7,152,537

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$76,142	$24,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,919	65,903
Deferred income taxes	1,177	5,996
Share-based compensation	11,909	7,626
Non-cash rent expense	3,403	5,958
Impairment charges associated with long-lived assets	966	36
Loss on disposal of property and equipment, net	128	245
Amortization of debt discounts and issuance costs	906	2,003
Changes in operating assets and liabilities	17,926	(23,820)
Other	380	1,543
Net cash provided by operating activities	183,856	90,407
Cash flows from investing activities:
Capital expenditures	(142,482)	(156,801)
Other	839	(1,787)
Net cash used in investing activities	(141,643)	(158,588)
Cash flows from financing activities:
Repayments of debt	(5,559)	(54,117)
Proceeds from revolving credit facility	125,000	445,000
Repayments of revolving credit facility	(135,000)	(315,000)
Repayments of finance lease liabilities	(842)	(193)
Proceeds from stock option exercises	27,880	484
Other	(4,099)	(1,199)
Net cash provided by financing activities	7,380	74,975
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	—	(36)
Increase in cash and cash equivalents and restricted cash and cash equivalents	49,593	6,758
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	27,878	29,966
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$77,471	$36,724

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Membership Data
Center memberships	826,374	802,010
On-hold memberships	53,377	51,062
Total memberships	879,751	853,072

Revenue Data
Membership dues and enrollment fees	73.2%	73.3%
In-center revenue	26.8%	26.7%
Total Center revenue	100.0%	100.0%

Membership dues and enrollment fees	$501,653	$425,411
In-center revenue	184,001	155,074
Total Center revenue	$685,654	$580,485

Average Center revenue per center membership (1)	$844	$745
Comparable center revenue (2)	12.9%	11.1%

Center Data
Net new center openings (3)	1	1
Total centers (end of period) (3)	180	172
Total center square footage (end of period) (4)	17,700,000	16,900,000

GAAP and Non-GAAP Financial Measures
Net income	$76,142	$24,917
Net income margin (5)	10.8%	4.2%
Adjusted net income (6)	$88,147	$30,525
Adjusted net income margin (6)	12.5%	5.1%
Adjusted EBITDA (7)	$191,588	$145,977
Adjusted EBITDA margin (7)	27.1%	24.5%
Center operations expense	$370,987	$321,900
Pre-opening expenses (8)	$1,373	$2,452
Rent	$81,165	$72,282
Non-cash rent expense (open properties) (9)	$2,295	$4,184
Non-cash rent expense (properties under development) (9)	$1,108	$1,774
Net cash provided by operating activities	$183,856	$90,407
Free cash flow (10)	$41,374	$(66,394)
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended March 31, 2025, we opened one center.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended
	March 31,
($ in thousands)	2025	2024
Net income	$76,142	$24,917
Share-based compensation expense (a)	11,909	7,626
Capital transaction costs (b)	920	—
Other (c)	186	214
Taxes (d)	(1,010)	(2,232)
Adjusted net income	$88,147	$30,525

Income per common share:
Basic	$0.36	$0.13
Diluted	$0.34	$0.12
Adjusted income per common share:
Basic	$0.42	$0.15
Diluted	$0.39	$0.15
Weighted-average common shares outstanding:
Basic	211,958	197,498
Diluted	223,619	202,756
(a)    Share-based compensation expense recognized during the three months ended March 31, 2025, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”), and liability-classified awards related to our 2025 short-term incentive plan. Share-based compensation expense recognized during the three months ended March 31, 2024, was associated with stock options, restricted stock units, our ESPP and liability-classified awards related to our 2024 short-term incentive plan.
(b)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(c)    Includes (i) legal-related expenses in pursuit of our claim against Zurich of $0.1 million and $0.2 million for the three months ended March 31, 2025 and 2024, respectively, and (ii) other immaterial transactions that are unusual or non-recurring in nature of $0.1 million for the three months ended March 31, 2025.
(d)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended
	March 31,
($ in thousands)	2025	2024
Net income	$76,142	$24,917
Interest expense, net of interest income	25,107	37,403
Provision for income taxes	6,405	9,914
Depreciation and amortization	70,919	65,903
Share-based compensation expense (a)	11,909	7,626
Capital transaction costs (b)	920	—
Other (c)	186	214
Adjusted EBITDA	$191,588	$145,977
(a) – (c)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended
	March 31,
($ in thousands)	2025	2024
Net cash provided by operating activities	$183,856	$90,407
Capital expenditures, net of construction reimbursements	(142,482)	(156,801)
Free cash flow	$41,374	$(66,394)

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	March 31, 2025	March 31, 2024
Current maturities of debt	$22,732	$23,261
Long-term debt, net of current portion	1,498,106	1,987,180
Total Debt	$1,520,838	$2,010,441
Less: Fair value adjustment	246	400
Less: Unamortized debt discounts and issuance costs	(19,162)	(13,466)
Less: Cash and cash equivalents	59,001	18,598
Net Debt	$1,480,753	$2,004,909
Trailing twelve-month Adjusted EBITDA	722,391	562,705
Net Debt Leverage Ratio	2.0x	3.6x

Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2025
($ in millions)
(Unaudited)

Year Ending
December 31, 2025
Net income	$286 – $293
Interest expense, net of interest income	84 – 80
Provision for income taxes	86 – 87
Depreciation and amortization	286 – 294
Share-based compensation expense	49 – 53
Other	1 – 1
Adjusted EBITDA	$792 – $808